EX-99.23.h.4

CONSENT TO ASSIGNMENT

This Consent to Assignment is made and entered into this   13th   day of   December  , 2006, by Mutual Shareholder Services, LLC (“MSS”) for the benefit of CAMCO Investors Trust (the “Trust”).

The undersigned has been advised that pursuant to the proxy statement filed with the Securities and Exchange Commission in preliminary form on October 20, 2006, the Trust is being established in order to facilitate a tax-free reorganization (the “Reorganization”) of the CAMCO Investors Fund (the “Existing CAMCO Fund”) into a series of the Trust (the “New CAMCO Fund”).  On the effective date of the Reorganization, the Existing CAMCO Fund would transfer all of its assets and liabilities to the New CAMCO Fund, a newly-created shell portfolio of the Trust.  The Trust is an Ohio business trust that is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.  The Existing CAMCO Fund is presently a “free-standing” Pennsylvania corporation that is registered under the 1940 Act as an open-end management investment company.  The Trust will make no public offering of its shares until the consummation of the Reorganization.  In connection with the Reorganization, the Existing CAMCO Fund intends to assign all of its rights and interests in and to the agreements listed below (the “Agreements”) to the Trust:

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Transfer Agent Agreement made October 10, 2003 by and between the Existing CAMCO Fund and MSS.

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Accounting Services Agreement made October 10, 2003 by and between the Existing CAMCO Fund and MSS.

As a condition to the foregoing, the Trust has asked the undersigned to execute this Consent to Assignment.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby consents to the assignment by the Existing CAMCO Fund to the Trust of all of Existing CAMCO Fund’s rights and interests in and to the Agreements, and agrees that the Trust shall be substituted for the Existing CAMCO Fund under the Agreements effective upon such assignment.

IN WITNESS WHEREOF, the undersigned has executed this Consent to Assignment as of the   13th  day of   December  , 2006.

Mutual Shareholder Services, LLC

By:

/s/ Gregory B. Getts

Name:

Gregory B. Getts

Title:

President